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                                                    Exhibit 23






          CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
USAir Group, Inc.

We consent to the use of our report dated June 3, 1994, on the statement of net assets available for plan benefits as of Decem-ber 31, 1993, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1993 for the USAir, Inc. 401(k) Savings Plan (the "Plan") included in the Annual Report on Form 11-K relating to the Plan filed by USAir Group, Inc. for the year ended December 31, 1993 and to the incorporation by reference of such report in the Registration Statement, as amended, on Form S-8 pertaining to the Plan (File No. 33-44835).


                                  /s/ KPMG Peat Marwick
                                  KPMG Peat Marwick

Washington, D. C.
June 29, 1994